PROMOTION AGREEMENT
(the “Agreement”)

This agreement (the “Agreement”) is made between Charity Tunes Inc., a British Columbia corporation with registered office located at Suite 1800, 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2 (“Charity Tunes”) and ConAgra Foods Canada Inc. (“Sponsor”) a Canada corporation, 5935 Airport Rd, Suite 405, Mississauga, Ontario, Canada L4V 1W5.

WHEREAS as a new initiative, Charity Tunes and Sponsor will enter into a promotional partnership, whereby Sponsor will offer Charity Tunes music downloads on Sponsor’s Pogo products consistent with the terms and conditions of this Agreement (the “Promotion”).

NOW THEREFORE in consideration of the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Charity Tunes and Sponsor, the parties agree as follows

1. PROMOTION OFFER:

A consumer who purchases a specially Designated Sponsor Product (as defined below) will receive exactly one (1) unique pin code (a “Pin Code”) in-pack. Such a consumer will be entitled to visit a custom interactive landing page at the CharityTunes.com website to enter the unique code and consumer’s valid email address to receive downloads up to a maximum of either three (3), five (5), or seven (7) free MP3 song downloads having a retail value of $1.29 per song or less.  Charity Tunes shall make its music catalogue available to the purchasers in MP3 file format to the fullest extent that such format is available to Charity Tunes pursuant to any agreements in effect between Charity Tunes and its wholesalers on the date of this Agreement.  Accordingly, Charity Tunes shall continue, in its best efforts to continuously update its music catalogue with available MP3 files by February 27, 2010.

The custom interactive landing page shall be designed, operated and maintained at the expense of Sponsor, and shall be subject to the mutual approval by Charity Tunes and Sponsor, which approval shall not be unreasonably withheld.  The landing page shall feature the Charity Tunes logo in a size and prominence substantially equal to that of Sponsor.

2. DESIGNATED SPONSOR PRODUCTS:

POGO 8 pack, POGO 10 pack, POGO 20 pack and POGO 30 pack products sold at participating retail locations in Canada (individually and collectively the “Designated Sponsor Products”) are the only products for which a Pin Code will be distributed and each consumer who purchases a Designated Sponsor Product will receive one and only one Pin Code while supplies last and subject to the limitations detailed herein.  A Pin Code for three (3) songs shall be distributed exclusively with POGO 8 or 10 packs.  A Pin Code for five (5) songs shall be distributed exclusively with POGO 20 packs. A Pin Code for seven (7) songs shall be distributed exclusively with POGO 30 packs. Designated Sponsor Products sold by Sponsor with the Promotion offer may not be sold at a higher list price than the same (or substantially similar) product(s) that do not contain the Promotion offer.  Pin Codes themselves may not be retailed in any way.

3. DISTRIBUTION:

Pin codes will only be distributed in the Designated Sponsor Products during the Promotion Period (defined below). The total number of Pin Codes to be distributed as prizes in the Promotion shall not exceed: (i) 285,528 Pin Codes containing three (3) music downloads per Pin Code ; (ii) 120,510 Pin Codes containing five (5) music downloads per Pin Code; and (iii) 27,475 Pin Codes containing seven (7) music downloads per Pin Code.  No Designated Sponsor Product shall contain more than 1 Pin Code per pack.

The distribution limits stated above are the maximum number of Pin Codes that may be distributed in the Promotion.  No 3-song, 5-song, or 7-song Pin Codes may be subdivided, duplicated or distributed in combination with one another.

Charity Tunes agrees to generate the unique Pin Codes for the Promotion. The parties therefore understand and acknowledge the critical need to maintain in absolute secrecy the Pin Codes generated for the Promotion such that they are only disclosed to the appropriate recipient via the authorized distribution method described herein.  If the Pin Codes are made available to the public by Sponsor or by any of its employees, officers, directors, consultants, agents, representatives or advisors, except in the manner provided for herein, all parties agree that Pin Code security will be deemed compromised, and Charity Tunes may terminate all subsequent Pin Code redemptions.

Sponsor agrees that it will not increase the list price to its customers of Designated Sponsor Products that form part of this promotion as compared to its otherwise identical products that do not form part of the promotion.

4.  COMMUNICATION OF OFFER:

The offer shall be communicated to potential consumers only via in-store on-pack advertising, and retailer flyer advertising. Any communication of offer, including but not limited to Sponsor’s rules for the Promotion, must indicate that the offer is only available while supplies last.

5.  PROMOTION MECHANIC:

A consumer who receives a Pin Code for a designated number of music downloads in accordance with paragraph 3 above will be directed to visit the custom interactive landing page in order to redeem his/her free music downloads.  Consumer will have to enter the Pin Code in order to complete the transaction. Consumer will be required to enter the Pin Code exactly as it appears in the email and follow the instructions on the web site to download the selected music download.  In no case may any Pin Code be redeemed later than September 30, 2010. To assist as required with the redemption process, consumers shall have access to Charity Tunes customer support by emailing at support@charitytunes.com.

6.  GENERATION / PRINTING OF CODES:

Sponsor shall received 433,513 unique Pin Codes for this Promotion and Sponsor is responsible for maintaining a record of all Pin Codes distributed or withheld, such record being subject to the confidentiality terms set forth above.

7.  PROMOTION PERIOD:

Designated Sponsor Products with Pin Codes may be distributed from approximately February 28, 2010 to approximately May 1, 2010 (the “Promotion Period”).  Eligible Pin Codes may be entered on the www.charitytunes.com website and corresponding music downloaded from February 28, 2010 to September 30, 2010.  Pin Codes entered for redemption after 11:59:59 pm PT on September 30, 2010 may be rejected as ineligible. The contents of this section are to be reflected in the Sponsor’s rules for the Promotion.

8.  SECURITY & VERIFICATION:

The Charity Tunes system used for redemption of downloads will ensure that (i) downloads are obtained under the Promotion only by way of redemption of eligible Pin Codes and only up to the maximum number of music downloads per Pin Code set out at paragraph 3 above, (ii) otherwise eligible Pin Codes are invalidated once they have been used to download their respective per Pin Code maximum, and (iii) the total maximum download limits described herein are observed.

9.  EXPLICIT CONTENT:

The Pin Codes that will be distributed to consumers of the Designated Sponsor Products under the Promotion will be set with parental controls and will not allow any user download content that has been designated by Charity Tunes music providers as containing explicit content.

10.  FEE:

Upon execution of this Agreement by both parties, Charity Tunes will invoice Sponsor for 433,513 unique codes consisting of a maximum of 285,528 Pin Codes containing three (3) music downloads per Pin Code ; (ii) 120,510 Pin Codes containing five (5) music downloads per Pin Code; and (iii) 27,475 Pin Codes containing seven (7) music downloads per Pin Code, for a total cost of $115,602.12 CDN (plus applicable taxes) (collectively the “Fee”), which Fee is calculated at the rate of $0.07 CND (plus applicable taxes) per potential download.  The Fee shall be payable to Charity Tunes in two equal installments of $57,801.06 (plus applicable taxes) due to Charity Tunes on February 28, 2010 and March 31, 2010, respectively payable upon receipt of invoice.

11.  WARRANTY AND INDEMNITY:

11.1  Warranty. Charity Tunes warrants that, subject only to any limitation or condition specified in this Agreement, (1) it will provide immediately to any consumer entitled to a music download in connection with a Pin Code the music download selected by that consumer and (2) the music download that Charity Tunes provides to any authorized consumer does not violate any third party copyrights or any local, provincial or federal laws.

11.2  Obligations upon any breach. If for any reason Charity Tunes fails to provide a music download to a consumer in accordance with clause 11.1, thereby breaching its warranty thereunder, it shall: (i) forthwith remedy that failure by providing the requested download to that consumer as soon as possible; (ii) forthwith provide notice to Sponsor of the failure to immediately provide the download, including the date, time and other details of the failure, and of the steps being taken forthwith to remedy the failure; and (iii) once the failure has been remedied by Charity Tunes, forthwith provide Sponsor with notice of same.

11.3  Indemnity. Furthermore, Charity Tunes will indemnify, save and hold harmless Sponsor, its shareholders, officers, agents and affiliated companies from and against any and all claims, investigations, lawsuits, losses, damages, costs, payments, charges, expenses and attorneys fees, including any amount paid to settle an action or to satisfy a judgment by or for the benefit of any person, that they, or any of them, may at any time incur as a result of any breach of this Agreement by Charity Tunes.

12.  EXCLUSIVITY:

In consideration of the fees paid by Sponsor as set out herein, Charity Tunes agrees that during the period beginning October 1, 2009 and ending March 31, 2010, Charity Tunes shall not enable another program sponsorship for all competitive products/product categories distributed/sold within the total Canadian consumer/retail/wholesale market place, inclusive of:

    - Total Frozen Handhelds

    - Total Corporation General Mills Handhelds

    - Total Pizza Pops Handhelds / total Pillsbury Mini Pizzas

    - Total Corporation McCain Foods Handhelds

    - Total Pizza Pockets / total McCain Mini Pizzas

    - Total Corporation Heinz Handhelds

    - Total Heinz Hot bites (Bagel Bites and Taco Bites) / total Anchor Poppers

    - Total Corporation Schneider Foods Handhelds

    - Total Hot Stuffs / total Lean Stuffs

    - Total Resers Burritos

    - Total Corp les Plats du Chef Handhelds

    - Total Hinsdale Farms Corndogs

13.  GENERAL:

13.1  Relationship between the Parties. Nothing in this Agreement shall be construed as creating any relationship (whether by way of employer/employee, agency, joint venture, association, or partnership).  It is expressly understood that the relationship between the parties shall be that of independent contractors, whether for the purposes of the Income Tax Act (Canada), provincial taxation legislation or otherwise.

13.2  Time.  Time is of the essence of this Agreement.

13.3  Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

13.4  Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

13.5  Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

13.6  Good Faith, Cooperation and Due Diligence.  The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement.  All promises and covenants are mutual and dependent.

13.7  Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

13.8  Assignment.  This Agreement may not be assigned by either party hereto without the written consent of the other but shall be binding upon the successors of the parties.

13.9  Notices.  All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified.  Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten days written notice, to the other party.

13.10  Entire agreement.  This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

13.11  Waiver.  A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

13.12  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  In the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this Agreement as though the signature was an original.

13.13  Successors.  The provisions of this Agreement shall be binding upon all parties, their successors and permitted assigns.

13.14  Counsel.  The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

13.15  Law and Jurisdiction.  This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereby attorn to the exclusive jurisdiction of the provincial and federal courts located in the city of Toronto, Ontario for all matters arising from this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement:

Signed in agreement:	Signed in agreement:

/s/ Mark Bukovec	/s/ Robin Ram
Name: Mark Bukovec	Robin Ram
Title: Marketing Director	President
ConAgra Foods Canada Inc	Charity Tunes, Inc.

Date: November 17, 2009	Date: November 27, 2009